Exhibit 10.3

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  The omissions have been indicated by asterisks (“*****”), and the omitted text has been filed separately with the Securities and Exchange Commission.

FIRST AMENDMENT TO THE AMENDED AND RESTATED
PROGRAM SUPPLY AND TRADEMARK LICENSE AGREEMENT

This First Amendment (this “First Amendment”) entered into on February 26, 2010 and effective as of January 1, 2010 (“First Amendment Effective Date”), by and between Playboy Entertainment Group, Inc., a Delaware corporation (“PEGI”) and Playboy TV–Latin America, LLC, a California limited liability company (including its subsidiaries, collectively the “Company”), hereby amends that certain Amended and Restated Program Supply and Trademark License Agreement dated November 10, 2006 (the “Agreement”).  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.  This First Amendment is hereby incorporated into the Agreement by reference.

WHEREAS, pursuant to Section 13.4(c) of the Agreement, the parties desire to amend the Agreement as set forth below;

NOW THEREFORE, in consideration of the mutual promises and covenants herein and for other good and valuable consideration the sufficiency and receipt of which are hereby acknowledged, PEGI and PTVLA agree to amend and supplement the Agreement as follows:

1.             DEFINITIONS.  Section 1, Definitions is hereby amended to add new definitions, amend and/or delete certain existing definitions and, amend and restate existing definitions as follows:

“Acquired Movie” means a movie and/or program produced or acquired by Licensor (or any of its Affiliates) from a third party that is at least 60 minutes in length and represents an edited or unedited version of an adult film (i.e. film which contains actual sex acts).

“Additional Acquired Movies” means those Acquired Movies produced or acquired by Licensor in excess of the 300 Acquired Movies produced or acquired by Licensor in any given Fiscal Year for such Fiscal Year.

“Additional New Programs” means those New Programs originally produced by Licensor in excess of the ninety (90) hours of New Programs produced by Licensor in any given Fiscal Year to be broadcast in such Fiscal Year.

“Company Guaranteed Minimum License Fee” is hereby deleted.

“Company Estimated Monthly License Fee Payment” means ***** per month as payment for the License Fees described in Section 7(A), 7(B) and 7(C) combined adjusted annually for CPI as provided in Section 7; provided that if in any consecutive two (2) Fiscal Years, the amount of New Program hours is less than eighty (80) and the number of Acquired Movies delivered is less than two hundred seventy (270), the Company Estimated Monthly

License Fee Payment shall be adjusted based on the average of the hours delivered during such two years and applicable in the immediately succeeding Fiscal Year.

“Company Estimated Monthly Trademark Royalty Payment” means with respect to the Fiscal Year 2010, the amount of ***** per month as a monthly payment to be applied to the License Fees described in Section 7(D). Every Fiscal Year thereafter, the Company Estimated Monthly Trademark Royalty Payment shall be adjusted based on the actual annual license payable under Section 7 (D).

“Compilations” means compilations of programs with or without new elements (i.e. footage, hostess wrap, graphics, etc.).

“Existing Library” means all Programs for which Licensor (and/or its Affiliates) owns or has obtained the rights in the Media in the Territory which were delivered to and/or used by the Company on or before December 31, 2009.

“New Programs” mean only the new Adult Oriented originally produced (either in house or via the use of a production services agreement with an independent third party) television programs and/or episodic series that are broadcast on Playboy TV in the United States or similar acquired programs that meet the standards of the originally produced programs that have been broadcast on a premium service in the United States but excluding movies and which have been produced within twenty-four (24) months (thirty-six (36) for such off premium acquired Programs) prior to its delivery hereunder. Acquired Movies and Compilations are excluded from the definition of New Programs.  In the event Licensor obtains the rights in the Media in the Territory to a television Program for which Licensor previously had other rights in such Program, such Program shall not be considered a New Program hereunder without the prior consent of the Company.

“Optional Programs” Programs not included in the Existing Library and movies or other programs that are not Acquired Movies or New Programs.

“Overage” means the amount by which the actual License Fees due pursuant to Sections 7(A), 7(B) and 7(C) exceed the Company Estimated Monthly License Fee Payment in any given period of time or the amount by which the actual License Fees due pursuant to Sections 7(D) exceeds the Company Estimated Monthly Trademark Royalty Payment in any given period of time, as applicable.

“Underage” means the amount by which the actual License Fees due pursuant to Sections 7(A), 7(B) and 7(C) is less than (under) the Company Estimated Monthly License Fee Payment in any given period of time or the amount by which the actual License Fees due pursuant to Sections 7(D) is less than (under) the Company Estimated Monthly Trademark Royalty Payment in any given period of time, as applicable.

2.             Section 2.1(a), Existing Library, and Schedule 2.1(a) of the Agreement are hereby deleted in their entirety, and amended and restated as follows:

Existing Library.  Licensor represents and warrants that the Existing Library consists of all Programs for which Licensor (and/or its Affiliates) owns or has obtained the rights in the Media in the Territory, including (but not limited to) Playboy, Spice and Hot Branded Programs and adult films licensed by Licensor and its Affiliates and any other programming or content, including Wallpaper, and the Acquired Movies as set forth on a revised Schedule 2.1(a) that the parties shall execute and incorporate herein as soon as practicable after the date hereof.

3.             Section 2.1(b), New Programs and Exhibit 2.1(b) are hereby deleted in their entirety,  and amended and restated as follows:

New Programs.  Each Fiscal Year Licensor and/or its Affiliates will select and provide ninety (90) hours of New Programs with rights in the Media in the Territory of a similar quality to the programs broadcasted on Playboy TV in the United States and Company shall be obligated to license such Programs; provided that Company shall not be obligated to license more than ninety (90) hours of New Programs pursuant to the terms hereunder.

4.             Section 2.1(c), Acquired Movies is hereby deleted in its entirety, and amended and restated as follows:

(c)           Acquired Movies.  Each Fiscal Year Licensor and/or its Affiliates will select and provide Company three hundred (300) Acquired Movies with rights in the Media in the Territory and Company shall be obligated to license such Programs; provided that Company shall not be obligated to license more than three hundred (300) Acquire Movies pursuant to the terms hereunder.

5.             Section 2.1(e), Program Hour Requirement, is hereby deleted in its entirety, and amended and restated as follows:

(e)           Program Hour Requirement.  Licensor shall make available hereunder (i) not less than fifty (50) hours of New Programs per Fiscal Year; and (ii) not less  than two hundred (200) Acquired Movies per Fiscal Year; provided, however, that the Company acknowledges that Licensor shall not be required to provide the Company with any more than fifty (50) program hours of New Programs, and, two hundred (200) Acquired Movies, for each Fiscal Year during the Term. In the event that Licensor has produced Additional New Programs and/or acquired Additional Acquired Movies during any Fiscal Year, then during such Fiscal Year, the Company shall have the right but not the obligation to license such Additional New Program or Additional Acquired Movies, as applicable. In addition, Licensor shall have the option to offer and if offered, Company shall have the right but not the obligation to license Optional Programs. The parties acknowledge that if differently rated versions of the same Program or movie are provided to the Company hereunder, such versions shall be counted as only one movie or Program.

6.             Section 2.1(h), Option to Acquire Rights, is hereby deleted in its entirety, and amended and restated as follows:

(h)           Alta Loma Sales Agent.  The Company will have the right to act as Licensor’s exclusive sales agent for the Alta Loma Programs throughout the Territory and will receive a twenty percent (20%) distribution fee on such sales, net of withholding taxes if applicable, plus reimbursement of reasonable costs; provided, however, that in the event an Alta Loma Program is produced pursuant to an agreement which gives a third-party co-producer or commissioning network the right to distribute such program in a region or regions of the Territory (or otherwise restricts Licensor’s right to grant the Company the right to act as sales agent for such program) or Company elects not to act as Licensor’s exclusive sales agent for the Alta Loma Programs, Licensor will pay to the Company twenty percent (20%) of the total revenue which Licensor (or its Affiliates) actually receives from the exploitation of such program in the Media in such region(s) of the Territory.  The Company shall use commercially reasonable efforts to distribute Alta Loma Programs in the Territory in regards to any Alta Loma Program for which it has sales and distribution rights.

7.             New Section 2.1(j), Co-Productions, is hereby added at the end of Section 2.1 as follows:

(j)            Co-Productions/Acquisitions. The parties agree to  co-produce each Fiscal Year approximately ***** in local production of television series programming for use in each of their respective territories; provided that, if co-produce, such co-production shall be generally in accordance with the most recent fully executed co-production agreement Schedule 2.1(j) attached hereto. The terms and conditions of the co-production agreement may be modified by the mutual agreement of the parties. Each party will contribute a combined total approximately ***** each to one or more co-productions per Fiscal Year during the Term. It is understood that Company’s contribution to such co-production shall be counted towards Company’s commitment to spend the Company Produced Programming Budget. The parties agree to cooperate and select projects in a mutually agreeable manner. Each party will select a lead production person (currently Luigi Bordonaro for PEGI and Ariel Taboada on behalf of Company). Such lead production person may be substituted at any time by the applicable party by written notice. Should the parties co-produce less than the approximate total dollar amount and provided that Company Produced Programming from 2009 or thereafter is available and acceptable to Licensor, Licensor will use the difference in its share of such total to acquire an equal amount of such programming. For example, if Licensor has expended ***** on co-production, it will acquire an additional ***** to acquire Company Produced Programming at current rates as adjusted from time to time by mutual agreement.

8.             APPROVED USES OF LICENSED PROGRAMMING. Section 2.2(f), Editing, is hereby deleted in its entirety, and amended and restated as follows:

(f)            Editing.  Subject to and consistent with the terms of Section 3 (Trademark License and Quality Control) and Section 5 (Censorship; Withdrawal of Programs), the Company may, at its sole cost and expense, edit, dub or subtitle in Spanish and/or Portuguese, or otherwise alter Licensed Programming as necessary to comply with local language or custom or local broadcasting requirements (“Localized Licensed Programming”). In addition and subject to the respective underlying rights agreements, Company may, with Licensor’s written consent, edit any series of Programs in order to create Compilations, “wheels,” or “best of” Programs for use in accordance with the terms and conditions of this Agreement: provided that such Programs are made available to Licensor at no cost other than shipping and duplication. Such edited Programs shall not be considered New Programs hereunder. Such edited Programs and/or altered Licensed Programming, including, without limitation, the rights to any edited, dubbed or subtitled tracks related thereto, shall be owned exclusively by Licensor subject to the terms of Section 2.5 herein.

9.             APPROVED USES OF LICENSED PROGRAMMING. Section 2.2 (g), Exclusive Supplier, is hereby deleted in its entirety, and amended and restated as follows:

(g)           Exclusive Supplier.  Except for Company Produced Programming and Company Format Programming, Licensor will be the exclusive supplier of Programs on the PTVLA Channels and Spice Channels regardless of whether such Programs are produced and owned by Licensor, or whether Licensor acquires such Programs for the Company, provided, however, that in the event Licensor does not deliver the minimum yearly required amount of Acquired Movies and New Program hours pursuant to Section 2.1 (e) hereunder, Company shall be entitled to license from third parties other than Licensor or its Affiliate other programming or Programs for the PTVLA Channels and Spice Channels.

10.           DELIVERY AND RETURN. Section 6.1, Access and Delivery Items, and Schedule 6.1 are hereby deleted in their entirety and Section 6.1 is amended and restated as follows and Schedule 6.1 is attached hereto:

6.1           Access and Delivery Items.  The Company will have full and immediate access to all Delivery Materials set forth on Schedule 6.1, and other tangible manifestations of the rights licensed hereunder, solely as requested by the Company from Licensor’s Customer Service and Shipping Department, or other designee as Licensor may from time-to-time designate.  Licensor shall provide the Company, at no cost to the Company, with one original copy of each of the Delivery Materials and shall provide the same for all Programs, Acquired Movies, Wallpaper or any other content required to be made available to the Company hereunder from time-to-time during the Term. If more than one (1) master or an HD master is required by Company, Company shall have the option to receive such additional master(s) on loan for a period of sixty (60) days (only if a copy of such master is available at no cost to Licensor) or to pay for additional masters based on the rate card attached in Exhibit 6.1.

11.           DELIVERY AND RETURN. New Section 6.3, Quarterly Deliver, is hereby added at the end of Section 6 as follows:

6.3.           Quarterly Delivery.  Licensor shall deliver approximately twenty-five percent (25%) of the New Programs and twenty-five percent (25%) of the Acquired Movies during each quarter of each Fiscal Year of the Term.

12.           DELIVERY AND RETURN. New Section 6.4, Delivery Commencement Date, is hereby added at the end of Section 6 as follows:

6.4.           Delivery Commencement Date.  Company acknowledges that Licensor is in compliance with all Program requirements for Fiscal Years 2009 and prior and Company releases Licensor from any obligations in connection with such requirements. It is acknowledged that the titles set forth in Schedule 6.4 attached hereto and requested by or delivered to Company, shall be credited towards the Acquired Movies and New Programs, as applicable, for Year 2010.

13.           PROGRAM AND TRADEMARK LICENSE FEES; OTHER FEES. Section 7, Program and Trademark License Fees; Other Fees, is hereby deleted in its entirety, amended and restated as follows:

7.             PROGRAM AND TRADEMARK LICENSE FEES; OTHER FEES.  The Company will pay to Licensor each Fiscal Year license fees (the “License Fees”) as follows:

(A)           For all New Programs and Additional New Programs: ***** per programming hour, adjusted by CPI annually (defined as twenty two (22) or more minutes per each one-half (1/2) hour of programming when totaled);

(B)           For all Acquired Movies and Additional Acquired Movies: ***** per Acquired Movie or Additional Acquired Movie adjusted by CPI annually;

(C)           For all Optional Programs: ***** per Program hour, adjusted by CPI annually;

(D)           ***** of the Net Revenue of the Company (defined below) plus ***** of the license fees actually received by Company from the exploitation of the PTVLA Channels in Brazil (for clarification, the ***** license fee received by Company from the PTVLA Channels in Brazil shall be allocated ***** to Company and ***** to Licensor) (as used herein, the term “Net Revenue” means PTVLA Channels gross revenues earned and actually collected, less any applicable withholding taxes, excluding (I) the PTVLA Channel Distribution Fee (as defined in the Amended Distribution Agreement); (II) amounts paid to the Company by Playboy.com pursuant to Section 5.1 of the First Amended and Restated Web Site Revenue Share Agreement dated the date hereof among the Company, Playboy.com, Inc., and Claxson Interactive Group Inc.; (III) any revenues from (A) the sublicense of any Unbranded Company Format Programming and Unbranded Company Produced Programming; and (B) revenues from the sales agency provisions from the exploitation of Alta Loma Programs pursuant to Section 2.1(h); (IV) any revenues received by the Company pursuant to that certain Wireless Distribution Agreement dated September 1, 2005 between the Company and Playboy.com, Inc., as amended or any successor digital license agreement; (V) any Playboy Lifestyle Net Revenues; (VI) the PTVLA Portugal Feed Net Revenues; (VII) amounts paid to the Company from Licensor pursuant to Section 7.8;  (VIII) amounts paid to the Company from Licensor pursuant to the Iberia Arrangements as set forth in Section 3.6 of the Company Operating Agreement; (IX)  amounts paid to the Company from Licensor pursuant to Section 2.1(j) herein; and (X) the revenue from Brazil.

(E)            On or before June 30, 2009 (and not thereafter) six percent (6%) of the aggregate Playboy Lifestyle Net Revenue (as described below)(the “Playboy Lifestyle Net Revenue Fee”). As used herein, the term “Playboy Lifestyle Net Revenue” means the gross annual revenues earned and actually collected for the Playboy Lifestyle Business, less any applicable withholding taxes.

The Company Estimated Monthly License Fee Payment and the Company Monthly Estimate Trademark Royalty Payment shall be paid in accordance with Section 7.1.

Commencing January 1, 2011 and for each subsequent twelve (12) month period, the License Fees specified in Sections 7(A), 7(B) and 7(C), the Company Estimated Monthly License Fee Payment shall be adjusted once each Fiscal Year by any change in the CPI and made applicable to the initial monthly payment and each payment thereafter during such Fiscal Year.

Notwithstanding the foregoing, in the event this Agreement is terminated or expires, any License Fees owed to Licensor hereunder shall be adjusted on a pro rata basis based on the date of such termination or expiration during such Fiscal Year.)

14.           PROGRAM AND TRADEMARK LICENSE FEES; OTHER FEES. Section 7.1, Due and Payable, is hereby deleted in its entirety, and amended and restated as follows:

7.1           Due and Payable.  The License Fees shall be due and payable to Licensor as follows:  (i) the Company Estimated Monthly License Fee Payment shall be paid monthly within thirty (30) days after the end of the respective month; (ii) the Company Estimated Monthly Trademark Royalty Payment shall be paid monthly within thirty (30) days after the end of the respective month; (iii) any Overage or Underage shall be accounted for and reported monthly and paid or adjusted, as applicable, semiannually within thirty (30) days thereafter.

15.           MISCELLANEOUS.

15.1.        No Replacement.  Unless otherwise expressly set forth herein, no provision of this First Amendment shall be interpreted to replace or delete any provision of the Agreement.  All provisions of the Agreement, which are not expressly replaced or deleted by this First Amendment, shall remain in full force and effect, and shall, where appropriate, apply to the terms of this First Amendment.  Nothing herein shall affect in any manner any agreement between the parties other than the Agreement.

15.2.        Counterparts.  This First Amendment may be executed in any number of counterparts.  All counterparts shall collectively constitute one and the same agreement.

15.3.        Entire Agreement.  The terms and conditions contained in this First Amendment and the Agreement (including the exhibits and/or schedules attached thereto) constitute the entire agreement between the parties relating to the subject matter and shall supersede all previous communications between the parties with respect to the subject matter of this First Amendment.

IN WITNESS WHEREOF, the parties hereto, intending this First Amendment to be effective as of the First Amendment Effective Date, have caused this First Amendment to be executed by their respective duly authorized officers.

For and on behalf of		For and on behalf of

PLAYBOY ENTERTAINMENT GROUP, INC.		PLAYBOY TV-LATIN AMERICA, LLC

By:	/s/ Steve Smith	By:	/s/ Mariano Varela

Name:	Steve Smith	Name:	Mariano Varela

Title:	EVP	Title:	Managing Director